Exhibit 10.6

FIRST AMENDMENT TO MT. PLEASANT LEASE
THIS FIRST AMENDMENT TO MT. PLEASANT LEASE (this “First Amendment”) is entered into as of this 30th day of June, 2015 (the “Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Mt. Pleasant Lease dated as of April 3, 2013 (as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Mt. Pleasant Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the Mt. Pleasant Project (as defined in the Existing Mt. Pleasant Lease) known as Building 8 and Building 9 in Tarrytown, New York (collectively, the “Buildings” and each, a “Building”);
B.WHEREAS, concurrently herewith, Landlord and Tenant have entered into that certain Sixteenth Amendment to Lease (the “Sixteenth Amendment”) dated as of the Execution Date, which amends that certain Lease dated as of December 21, 2006 (as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Initial Lease”); and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Mt. Pleasant Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this First Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Mt. Pleasant Lease unless otherwise defined herein. The Existing Mt. Pleasant Lease, as amended by this First Amendment, is referred to collectively herein as the “Mt. Pleasant Lease.”
2.Term Commencement.
2.1.    Notwithstanding anything to the contrary in the Existing Mt. Pleasant Lease, the Building 8 Term Commencement Date and the Term Commencement Date are hereby established to be October 13, 2014. Tenant accepted possession of Building 8 on the Building 8 Term Commencement Date for construction of the Tenant Improvements. As of the Building 8 Term

BioMed Realty form dated 2/26/14

Commencement Date, the TI Ready Work required to be constructed by Landlord with respect to Building 8 was completed.
2.2.    Notwithstanding anything to the contrary in the Existing Mt. Pleasant Lease, the Building 9 Term Commencement Date is hereby established to be October 13, 2014. Tenant accepted possession of Building 9 on the Building 9 Term Commencement Date for construction of the Tenant Improvements. As of the Building 9 Term Commencement Date, the TI Ready Work required to be constructed by Landlord with respect to Building 9 was completed.
2.3.    As of the Execution Date, there has not been any Landlord Delay for purposes of Section 5.1(d) of the Existing Mt. Pleasant Lease. In addition, for purposes of determining the Building 8 Term Commencement Date, the Building 9 Term Commencement Date, the Building 8 Rent Commencement Date, and the Building 9 Rent Commencement Date, it shall be deemed that there has been no Landlord Delay and no Tenant Delay prior to the Execution Date.
2.4.    Sections 5.1(b) and 5.1(c) are hereby deleted in their entirety, and in each case, replaced with “Intentionally omitted.”
3.Term Expiration Date. Section 2.9 of the Existing Mt. Pleasant Lease is hereby deleted in its entirety and replaced with the following:
“2.9    “Term Expiration Date:” July 31, 2029 (subject to extension pursuant to Section 4.1(d) and Section 5.1(d)); provided, however, that Tenant shall have options to extend this Lease as provided in Article 41. For the sake of clarity, if the Term Expiration Date is extended pursuant to Section 4.1(d) or Section 5.1(d), the Term Expiration Date shall be extended for the entire Premises.”
4.Additional Cafeteria. Notwithstanding anything to the contrary in the Existing Mt. Pleasant Lease, Landlord’s obligation in Article 61 of the Existing Mt. Pleasant Lease to operate an additional cafeteria shall not commence until the date that is three (3) weeks after the 777-SL1 Surrender Effective Date (as defined in the Sixteenth Amendment).
5.Powerhouse. Landlord is currently in the process of upgrading the electric infrastructure of the Entire Project (the “Powerhouse Upgrade”). A portion of the Powerhouse Upgrade includes additional electric infrastructure such that, upon completion, the electrical infrastructure that supports electrical power provided to Building 8 and Building 9 will be capable of supporting the amount of electrical power described in in the “Electrical Power Supply” line of Tenant’s load letter dated as of April 1, 2014 (and attached hereto as Exhibit A, the “Load Letter”) in connection with the Mt. Pleasant Lease (the “Mt. Pleasant Infrastructure”). When the Powerhouse Upgrade (or any portion thereof) is placed in-service, Tenant acknowledges that it is responsible for Tenant’s proportionate share (allocated in accordance with the final sentence of this Section) of the costs of the Powerhouse Upgrade (or such portion placed in-service) (in accordance with, and subject to, the Operating Expense provisions of the Mt. Pleasant Lease) allocated (as reasonably determined by Landlord) to the Entire Project and the Mt. Pleasant Project regardless of whether the Powerhouse Upgrade (or any portion thereof) has been placed in-service prior to the Building 8 Operating

Expense Commencement Date or the Building 9 Operating Expense Commencement Date. In furtherance of the foregoing, in the event the in-service date of the Powerhouse Upgrade (or any portion thereof) is prior to the Building 8 Operating Expense Commencement Date or the Building 9 Operating Expense Commencement Date, then the Building 8 Operating Expense Commencement Date and/or the Building 9 Operating Expense Commencement Date, as applicable and only with respect to Operating Expenses in connection with the Powerhouse Upgrade, shall be deemed to be the in-service date of the Powerhouse Upgrade (or the applicable portion thereof). Tenant acknowledges that for purposes of determining the costs described above, the Powerhouse Upgrade will benefit the Buildings and is not subject to any of the Operating Expense carve outs set forth in Section 8.1(d)(a) of the Existing Mt. Pleasant Lease. Further, Tenant acknowledges that the costs of the Powerhouse Upgrade will be allocated across the Entire Project (including the Mt. Pleasant Project) in accordance with each building’s kVA capacity.
6.Delay from 767 Tenant Work. For purposes of clarity, and notwithstanding anything to the contrary in the Existing Mt. Pleasant Lease, any delay in Landlord’s prosecution of the Landlord Work, including the Final Landlord Work, caused by the 767 Tenant Work (as defined in the Sixteenth Amendment) or any other work performed by or on behalf of Tenant in connection with the 767 Premises (as defined in the Sixteenth Amendment) shall constitute a Tenant Delay to the extent that such circumstance continues for a period of two (2) business days after Landlord delivers notice to Tenant of such Tenant Delay and to the extent such circumstance actually delays Substantial Completion of the Landlord Work or Substantial Completion of the Final Landlord Work, as applicable, beyond the date when such Substantial Completion would have otherwise occurred. If Landlord and Tenant cannot agree on whether or to what extent Tenant Delay applies, then the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties.
7.Excluded Services. The second (2nd) paragraph of Exhibit P in the Mt. Pleasant Lease is deleted in its entirety and replaced with the following: “Tenant may not give an Excluded Services Notice for internal maintenance and repair services, except to the extent that such internal maintenance and repair services only affect areas within Building 8 and Building 9 and do not affect (a) any structural portions of the Buildings, including the exterior walls, roof or foundation of the Buildings or (b) the exterior of the Buildings.”
8.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this First Amendment, other than Savills Studley, Inc. (“Tenant’s Broker”), and agrees to reimburse, indemnify, save, defend and hold harmless Landlord for, from and against any and all cost or liability for compensation claimed by any such broker or agent, including Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by it. Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this First Amendment, other than Matthew McDevitt and Transwestern (collectively, “Landlord’s Broker” and together with Tenant’s Broker, the “Brokers”), and agrees to reimburse, indemnify, save, defend and hold harmless Tenant for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

9.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Mt. Pleasant Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant under the Existing Mt. Pleasant Lease.
10.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Mt. Pleasant Lease should be sent to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: General Counsel;

with a copy to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: Vice President of Facilities.

11.Effect of Amendment. Except as modified by this First Amendment, the Existing Mt. Pleasant Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this First Amendment and the Existing Mt. Pleasant Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease,” as used in the Existing Mt. Pleasant Lease, shall mean the Existing Mt. Pleasant Lease, as amended by this First Amendment.
12.Successors and Assigns. Each of the covenants, conditions and agreements contained in this First Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this section shall in any way alter the provisions of the Mt. Pleasant Lease restricting assignment or subletting.
13.Miscellaneous. This First Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this First Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
14.Authority. Tenant represents, warrants and covenants to Landlord that the individual signing this First Amendment on behalf of Tenant has the power, authority and legal capacity to sign this First Amendment on behalf of and to bind Tenant. Landlord represents, warrants and covenants to

Tenant that the individual signing this First Amendment on behalf of Landlord has the power, authority and legal capacity to sign this First Amendment on behalf of and to bind Landlord.
15.Counterparts; Facsimile and PDF Signatures. This First Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this First Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date and year first above written.
LANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. VP, Real Estate Legal

TENANT:
REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Robert E. Landry
Name:	Robert E. Landry
Title:	SVP - Finance & CFO

EXHIBIT A
TENANT’S LOAD LETTER
[See attached]

April 1, 2014

Ms. Tiffany Phipps
BioMed Realty Trust
777 Old Saw Mill River Road
Tarrytown, NY 10591

RE: Bldg.8&9 Loads and Pipe Sizes

Dear Tiffany,
Our MEP firm has reviewed Regeneron’s operational parameters and determined the following:
Following is a summary of the MEP site utility loads for Buildings 8 & 9.
Note: These loads are based upon the programming efforts to date and are subject to more refinement as the project moves through more detailed engineering calculations and project evolvement.

Building 8

ElectricalPower SUQQ!y	1500 KVA**	Demand Load
Chilled Water_{no heat recovery)	675 Tons
Chilled Waterlwith heat recovery)	642Tons
Wastewater	7500 GPO
Water	7500 GPO
Natural Gas	7,200,000 Btuh

Building 9

ElectricalPower Su_Qply**	4300 KVA**	Demand Load with (3) air-cooled chillers
Chilled Water_{no heat recovery)	2250 Tons
Chilled Waterlwith heat recovery)	1900 Tons
Wastewater	28,000 GPO
Water	40,000 GPD	(includes worst case humidification)
Natural Gas	38,000,000 Btuh

Utility sizes to both Building 8 and Building 9 should be adjusted to support the above loads. Chilled water supply and return pipe sizes servicing building 9 should be increased to 16 inch. This pipe sizes is based upon a corresponding differential temperature between the chilled water supply & return of 12F.

The electrical demand load is based on running three of the four air cooled chillers and associated pumps on normal power. Based on this we anticipate the total Electrical Demand and Metered Demand is 5,250kW or
5,800kVA. For breakdown of electrical loads refer to the attached Table 1.

** Revised 3/25/14

Regards,

Joanne Deyo